                                                                   EXHIBIT 10.50

                                   May 4, 2001



The Credit Store, Inc.
3401 N. Louise Avenue
Sioux Falls, SD 57107

Re: Subordinated Grid Promissory Notes made by The Credit Store, Inc., to the order of J.L.B. of Nevada, Inc., in the respective original principal amounts of $20,000,000, $5,000,000 and $5,000,000 dated respectively
      August 1, 1997, October 23, 1997 and November 21, 1997 and Secured Promissory Note made by American Credit Alliance, Inc., to the order of J.L.B. of Nevada, Inc., in the original principal amount of $880,000 dated August 16, 1996 (collectively the "Notes").

 Gentlemen:

      We are the owners and holders of the Notes. Among other things the Notes provide that interest thereon shall be paid monthly, but notwithstanding such provision you have not made the interest payments monthly, but interest remains accrued and unpaid (the "Interest Accrued to Date")

      This will confirm our agreement as follows:

      1. You shall not be required to pay the Interest Accrued to Date until the later of one year from the date hereof or five days after the date we or any subsequent holder of the Notes make written demand for payment thereof, except that we or any such subsequent holder may at any time demand payment of up to 20% of the Interest Accrued to Date (the "Demand for Interest Accrued to Date").

      2. Your failure to have heretofore paid the Interest Accrued to Date on the monthly due dates shall not be deemed an Event of Default under the Notes unless and until you fail to make payment of the Interest Accrued to Date within five (5) business days of your receipt of a Demand for Interest Accrued to Date made in accordance with the terms of this letter agreement.

      3. Future interest payments on the Notes need not be paid monthly, but shall accrue until the later of one year from the date hereof or five days after the date we or any subsequent holder of the Notes make written demand for payment thereof, except that we or any such subsequent holder may at any time demand payment of up to 20% of the interest accrued from the date of this letter agreement to the date of such demand (the "Interest Payment Demand").

      4. Should you receive an Interest Payment Demand in accordance with the provisions of this letter agreement and fail to make payment of the amount demanded within five (5) business days of your receipt thereof, such failure shall constitute an Event of Default under the Notes.

      5. In all events where interest payments have heretofore not been paid monthly or hereafter may not be paid monthly, interest shall be compounded, i.e. interest on any such deferred interest payment shall accrue at the rate of 12% per annum.

      6. In all other respects the terms, provisions and conditions of the Notes shall remain and continue the same.

      Please confirm your agreement to the terms hereof by signing at the foot hereof where indicated.

                                                    Very truly yours,

                                                    J.L.B. of Nevada, Inc.

                                                    By:___________________

 Confirmed and agreed to:

 The Credit Store, Inc.

 By:___________________